Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 333-130114 on Form S-11 of our reports dated March 27, 2008 relating to the consolidated financial statements of Hines Real Estate Investment Trust, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and relating to the financial statement schedule of the Company and our report dated March 26, 2008 relating to the consolidated financial statements of Hines-Sumisei U.S. Core Office Fund, L.P. and subsidiaries as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, appearing in the Prospectus Supplement, which is a part of the Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus Supplement.

/s/ Deloitte & Touche LLP

Houston, Texas
April 14, 2008